Exhibit 99.1

Blackbaud, Inc. Announces First Quarter 2011 Results

Announces Second Quarter 2011 Dividend

CHARLESTON, S.C. – May 9, 2011 – Blackbaud, Inc. (Nasdaq: BLKB), the leading provider of software and related services designed specifically for nonprofit organizations, today announced financial results for its first quarter ended March 31, 2011.

Marc Chardon, Chief Executive Officer of Blackbaud, stated, “The first quarter was a solid start to 2011 as the company’s revenue and profit growth accelerated and exceeded the high-end of our guidance. The growing momentum of our business is evidenced by our total revenue returning to double digit growth for the first time in over two years.”

“Blackbaud continued to build on its already strong leadership position in the nonprofit market. At the high-end of the market we closed a record number of Enterprise CRM deals during the quarter. We believe our unique combination of best-in-class high touch and high volume fundraising solutions, vertically focused product investments and growing knowledge of and experience with implementation best practices will enable us to increasingly distance ourselves from the competition in this market segment . At the same time, we believe Blackbaud is well positioned to benefit from an improving economic environment due to strong momentum from our online fundraising offerings and expanding suite of integrated, packaged offerings that only Blackbaud is capable of delivering,” Chardon concluded.

Blackbaud reported total revenue of $87.3 million for the quarter ended March 31, 2011, an increase of 15% compared to $76.2 million for the first quarter of 2010. Income from operations and net income, determined in accordance with GAAP, were $10.3 million and $7.6 million, respectively, compared with $9.7 million and $6.0 million, respectively, for the first quarter of 2010. Diluted earnings per share were $0.17 for the quarter ended March 31, 2011, compared with $0.13 in the same period last year.

Non-GAAP income from operations, which excludes stock-based compensation expense, amortization of intangibles arising from business combinations, a one-time expense incurred in connection with a recent acquisition and a gain related to the sale of a business, was $16.4 million, compared with $14.5 million in the same period last year. Non-GAAP net income was $10.1 million for the quarter ended March 31, 2011, compared with $8.8 million in the same period last year. Non-GAAP diluted earnings per share were $0.23 for the quarter ended March 31, 2011, compared with $0.20 in the same period last year.

Both GAAP and non-GAAP results for the quarter include a positive one-time net adjustment of approximately $900,000 to revenue. This adjustment resulted from the company determining that revenue from certain subscription-based offerings was not properly recorded in prior years, principally in 2010. This adjustment also had a positive impact of approximately $500,000 on GAAP and non-GAAP operating income for the quarter and $0.01 per share on GAAP and non-GAAP diluted earnings per share. Even excluding the benefit of this one-time positive adjustment, the company’s revenue, non-GAAP operating income and non-GAAP EPS exceeded the high-end of its guidance.

A reconciliation of GAAP to non-GAAP results has been provided in the financial statement tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

The Company ended the first quarter with $24.1 million in cash, compared to $28.0 million at the end of the previous quarter. The company generated $17.5 million in cash from operations in the first quarter, more than double the $7.3 million generated in last year’s first quarter. The company used $16.5 million for the acquisition of Public Interest Data, Inc. (PIDI) and $5.3 million for the quarterly payment of dividends to stockholders.

Timothy V. Williams, Chief Financial Officer of Blackbaud, stated, “Our subscription-based offerings continue to be a primary driver of our overall revenue as subscriptions revenue increased to over 5 times the size of license revenue during the first quarter, excluding the benefit of the one-time positive adjustment,” Williams added, “We believe that we are on track to emerge from the economic downturn with a stronger market position and even more compelling financial model characterized by recurring revenue, low-to-mid teens total revenue growth and best-in-class profitability and cash flow.”

Second Quarter 2011 Dividend and Share Repurchase Program

Blackbaud announced today that its Board of Directors has approved a second quarter dividend of $0.12 per share payable on June 15, 2011, to stockholders of record on May 27, 2011. Additionally, as of March 31, 2011, $50.0 million remained available under the Company’s share repurchase program, which became effective on August 1, 2010.

Conference Call Details

Blackbaud will host a conference call today, May 9, 2011, at 5:00 p.m. (Eastern Time) to discuss the Company’s financial results, operations and related matters. To access this call, dial 888-461-2017 (domestic) or 719-325-2498 (international). A replay of this conference call will be available through May 16, 2011, at 877-870-5176 (domestic) or 858-384-5517 (international). The replay passcode is 1685027. A live webcast of this conference call will be available on the “Investor Relations” page of the Company’s website at www.Blackbaud.com/investorrelations, and a replay will be archived on the website as well.

About Blackbaud

Blackbaud is the leading global provider of software and services designed specifically for nonprofit organizations, enabling them to improve operational efficiency, build strong relationships, and raise more money to support their missions. Approximately 24,000 organizations — including The American Red Cross, Cancer Research UK, Earthjustice, International Fund for Animal Welfare, Lincoln Center, The Salvation Army, The Taft School, Tulsa Community Foundation, Ursinus College, the WGBH Educational Foundation, and Yale University — use one or more Blackbaud products and services for fundraising, constituent relationship management, financial management, website management, direct marketing, education administration, ticketing, business intelligence, prospect research, consulting, and analytics. Since 1981, Blackbaud’s sole focus and expertise has been partnering with nonprofits and providing them the solutions they need to make a difference in their local communities and worldwide. Headquartered in the United States, Blackbaud also has operations in Australia, Canada, Hong Kong, the Netherlands, and the United Kingdom. For more information, visit www.Blackbaud.com.

Forward-looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this news release are forward-looking statements that involve a number of risks and uncertainties. Although Blackbaud attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors that could cause results to differ materially include the following: general economic risks; uncertainty regarding increased business and renewals from existing customers; continued success in sales growth; management of integration of acquired companies and other risks associated with acquisitions; risks associated with successful implementation of multiple integrated software products; the ability to attract and retain key personnel; risks related to our dividend policy and share repurchase program, including potential limitations on our ability to grow and the possibility that we might discontinue payment of dividends; risks relating to restrictions imposed by the credit facility; risks associated with management of growth; lengthy sales and implementation cycles, particularly in larger organizations; technological changes that make our products and services less competitive; and the other risk factors set forth from time to time in the SEC filings for Blackbaud, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from

Blackbaud’s investor relations department. All Blackbaud product names appearing herein are trademarks or registered trademarks of Blackbaud, Inc.

Non-GAAP Financial Measures

Blackbaud has provided in this release financial information that has not been prepared in accordance with GAAP. This information includes non-GAAP income from operations and margin, non-GAAP net income and non-GAAP diluted earnings per share. Blackbaud uses these non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to GAAP measures, in evaluating Blackbaud’s ongoing operational performance. Blackbaud believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing its financial results with other companies in Blackbaud’s industry, many of which present similar non-GAAP financial measures to investors. As noted, the non-GAAP financial results discussed above exclude stock-based compensation expense, costs associated with amortization of intangibles arising from business combinations, one-time write-offs or expenses incurred in connection with acquisitions and a gain in connection with the sale of a business.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures. As previously mentioned, a reconciliation of our non-GAAP financial measures to their most directly comparable GAAP measures has been provided in the financial statement tables included below in this press release.

Investor Contact:

Tim Dolan

ICR

timothy.dolan@icrinc.com

617-956-6727

Media Contact:

Melanie Mathos

Blackbaud, Inc.

melanie.mathos@Blackbaud.com

843-216-6200 x3307

SOURCE: Blackbaud, Inc.

Blackbaud, Inc.

Consolidated balance sheets

(Unaudited)

(in thousands, except share amounts)	March 31, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$24,126	$27,974
Donor restricted cash	14,870	16,359
Accounts receivable, net of allowance of $2,636 and $2,687 at March 31, 2011 and December 31, 2010, respectively	50,311	59,804
Prepaid expenses and other current assets	26,796	33,847
Deferred tax asset, current portion	5,160	5,164

Total current assets	121,263	143,148
Property and equipment, net	23,819	22,963
Deferred tax asset	40,839	44,639
Goodwill	88,935	76,247
Intangible assets, net	44,852	38,515
Other assets	2,614	2,579

Total assets	$322,322	$328,091

Liabilities and stockholders' equity
Current liabilities:
Trade accounts payable	$9,858	$9,883
Accrued expenses and other current liabilities	23,518	28,322
Donations payable	14,870	16,359
Deferred revenue, current portion	135,489	141,149

Total current liabilities	183,735	195,713
Deferred revenue	6,126	6,900
Other liabilities	3,288	2,419

Total liabilities	193,149	205,032

Commitments and contingencies
Stockholders' equity:
Preferred stock; 20,000,000 shares authorized, none outstanding	-	-
Common stock, $0.001 par value; 180,000,000
shares authorized, 53,350,536 and 53,316,280 shares issued at March 31, 2011 and December 31, 2010, respectively	53	53
Additional paid-in capital	162,320	158,419
Treasury stock, at cost; 8,846,663 and 8,842,882 shares at March 31, 2011 and December 31, 2010, respectively	(161,288)	(161,186)
Accumulated other comprehensive loss	(463)	(512)
Retained earnings	128,551	126,285

Total stockholders' equity	129,173	123,059

Total liabilities and stockholders' equity	$322,322	$328,091

Blackbaud, Inc.

Consolidated statements of operations

(Unaudited)

	Three months ended March 31,
(in thousands, except share and per share amounts)	2011	2010
Revenue
License fees	$4,551	$5,167
Subscriptions	25,510	19,176
Services	24,032	20,089
Maintenance	31,833	30,597
Other revenue	1,348	1,210

Total revenue	87,274	76,239

Cost of revenue
Cost of license fees	688	617
Cost of subscriptions	9,162	7,226
Cost of services	19,005	15,916
Cost of maintenance	6,251	5,770
Cost of other revenue	1,134	1,117

Total cost of revenue	36,240	30,646

Gross profit	51,034	45,593

Operating expenses
Sales and marketing	19,345	16,423
Research and development	11,966	10,909
General and administrative	9,202	8,397
Amortization	233	196

Total operating expenses	40,746	35,925

Income from operations	10,288	9,668
Interest income	33	20
Interest expense	(24)	(46)
Other income, net	69	3

Income before provision for income taxes	10,366	9,645
Income tax provision	2,782	3,693

Net income	$7,584	$5,952

Earnings per share
Basic	$ 0.17	$ 0.14
Diluted	$ 0.17	$ 0.13
Common shares and equivalents outstanding
Basic weighted average shares	43,352,216	43,435,218
Diluted weighted average shares	43,916,657	44,226,074
Dividends per share	$ 0.12	$ 0.11

Blackbaud, Inc.

Consolidated statements of cash flows

(Unaudited)

	Three months ended March 31,
(in thousands)	2011	2010
Cash flows from operating activities
Net income	$7,584	$5,952
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,017	3,819
Provision for doubtful accounts and sales returns	1,124	457
Stock-based compensation expense	3,796	3,152
Excess tax benefits from stock based compensation	(193)	(1,014)
Deferred taxes	382	795
Other non-cash adjustments	(561)	(160)
Changes in operating assets and liabilities, net of acquisition of businesses:
Accounts receivable	9,113	696
Prepaid expenses and other assets	7,146	3,274
Trade accounts payable	(1,547)	61
Accrued expenses and other liabilities	(6,373)	(6,356)
Donor restricted cash	1,527	3,147
Donations payable	(1,527)	(3,147)
Deferred revenue	(6,976)	(3,348)

Net cash provided by operating activities	17,512	7,328

Cash flows from investing activities
Purchase of property and equipment	(1,073)	(5,069)
Purchase of net assets of acquired companies, net of cash acquired	(16,475)	-
Purchase of intangible assets	-	(130)
Proceeds from sale of assets	600	-

Net cash used in investing activities	(16,948)	(5,199)

Cash flows from financing activities
Dividend payments to stockholders	(5,336)	(4,910)
Proceeds from exercise of stock options	316	2,654
Excess tax benefits from stock based compensation	193	1,014
Payments on debt	-	(187)
Payments on capital lease obligations	(14)	(81)

Net cash used in financing activities	(4,841)	(1,510)

Effect of exchange rate on cash and cash equivalents	429	(107)

Net (decrease) increase in cash and cash equivalents	(3,848)	512
Cash and cash equivalents, beginning of period	27,974	22,769

Cash and cash equivalents, end of period	$24,126	$23,281

Blackbaud, Inc.

Reconciliation of GAAP to Non-GAAP financial measures

(Unaudited)

	Three months ended March 31,
(in thousands, except per share amounts)	2011	2010

GAAP Revenue	$87,274	$76,239

GAAP gross profit	$51,034	$45,593
Non-GAAP adjustments:
Add: Stock-based compensation expense	801	705
Add: Amortization of intangibles from business combinations	1,591	1,506

Total Non-GAAP adjustments	2,392	2,211

Non-GAAP gross profit	$53,426	$47,804

Non-GAAP gross margin	61%	63%

GAAP income from operations	$10,288	$9,668

Non-GAAP adjustments:
Add: Stock-based compensation expense	3,796	3,152
Add: Amortization of intangibles from business combinations	1,824	1,702
Add: Acquisition-related expenses	1,054	-
Less: Gain on sale of assets	(549)	-

Total Non-GAAP adjustments	6,125	4,854

Non-GAAP income from operations	$16,413	$14,522

Non-GAAP operating margin	19%	19%

GAAP net income	$7,584	$5,952

Non-GAAP adjustments:
Add: Total Non-GAAP adjustments affecting income from operations	6,125	4,854
Add: Tax impact related to Non-GAAP adjustments	(3,650)	(1,962)

Non-GAAP net income	$10,059	$8,844

Shares used in computing Non-GAAP diluted earnings per share	43,917	44,226

Non-GAAP diluted earnings per share	$0.23	$0.20